Exhibit 10.61

(Amended May 16, 2007)	Diane DiGangi
Vice President, Human Resources
May 16, 2007	PCTEL, Inc.
Tel: 630-339-2059
Robert Suastegui	Fax: 630-339-2004
20704 Lakeridge Court	E-mail: Diane.digangi@pctel.com

Kildeer, IL 60045
Sent Via E-mail: Suastegui@comcast.net
Dear Bob:
I am pleased to offer you the position of Vice President and General Manager, Global Sales and Marketing with a start date of June 4, 2007. In that capacity you will report to Marty Singer, CEO at PCTEL, Inc. Based on your academic background, work experience, interviews, and references, we are very impressed with your potential and look forward to your contribution as a member of the PCTEL team. We hope you share our excitement!
Your annual base salary will be $225,000, paid on a semi-monthly basis, less all lawfully required or authorized deductions. You will also be eligible to participate in the PCTEL Inc. Executive Short Term Incentive Plan (STIP) with an annual maximum target bonus of 75% of base salary ($168,750), payable annually in common shares of PCTEL stock. The STIP is tied to objective performance metrics approved by the Board of Directors, such as revenue, margin, operating profit, etc. Bonuses under the STIP are pro-rated for mid-year hires. The bonus program, including the maximum percentage, is subject to change. This salary level will be reviewed annually based on PCTEL goals and your personal performance and contribution.
As a qualifying employee of PCTEL, you will be eligible to participate in the Company Benefits Plan, including but not limited to, three weeks of annual paid time off in your first year, complete medical, dental and vision plans, 401(k) and 125 cafeteria plans, short and long-term disability plans, and Executive Deferred Compensation Plan. The specific terms of several of these benefits are contained in the applicable benefit plan documents, which are controlling. Where appropriate, summary descriptions of the Company’s plans will be provided to you following the commencement of your employment. Following the commencement of employment you will be provided with Change of Control and Severance Agreements.
You be offered a stock option entitling you to purchase up to 15,000 shares of Common Stock of the Company to be priced at the fair market value at the closing sales price as reported by NASDAQ on the grant date. The grant date will occur coinciding with your employment commencement date. Such options vest over a 4-year period, according to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Subject to the terms of the Plan and Agreement, you would vest 25% on the anniversary date of your first year of full-time employment and 1/48 for every month thereafter. In addition, you will be awarded 30,000 restricted shares of The Company’s Common Stock. This award shall vest at a rate of 25% each year on the anniversary date of your first year of full-time employment and will be subject to the terms and conditions of the Company’s Stock Plan and Restricted Stock Award Agreement. The details of the stock options and stock award are contained in the Plans, the Stock Option Agreement and the Restricted Stock Award Agreement, all of which will govern your entitlement to such benefits, and control over any ambiguities or inconsistencies in this summary. Copies of these documents will be provided to you following the grant.
471 Brighton Drive Bloomingdale, Illinois 60108 / Tel: +1-630-372-6800 / Fax: +1-630-339-2001 / www.pctel.com
PCTEL Inc. © 2005

Exhibit 10.61

As you make the transition from your current employer to the Company, please note our policy is to avoid situations in which information or materials considered proprietary by others might come into our hands. Indeed, a condition of your employment will be to sign the Proprietary Information and Inventions Agreement wherein you promise to expose neither yourself nor the Company to legal liability by divulging trade secrets or confidential information of any former employer or any other party. We are interested in employing you because of your skills and abilities, not because of any trade secrets learned elsewhere. Thus, it is important you take care not to bring, even inadvertently, any books, notes or other materials, except your own personal effects, as you leave your present employer.
While we hope that this will be a long and rewarding relationship for both you and PCTEL, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Any changes to your at-will employment can only be made by the Chairman & CEO of PCTEL, with the approval of the Board of Directors, and must be confirmed in writing signed by the President, which specifically refers to your at-will status. PCTEL’s Employee Handbook and other written employment policies contain other relevant policies pertaining to your employment, but do not alter your status. In the event of any conflict between this agreement and any other document, the terms of this agreement shall control. This offer is contingent upon satisfactory results of a criminal background, education and employment verification.
For US employees, for purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. Please consult the enclosed I-9 form for appropriate documentation to bring on your first day of employment. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful terminations, shall be settled by arbitration held in Cook County, IL (unless otherwise agreed), under applicable Arbitration Rules and pursuant to Illinois law. By accepting employment with PCTEL and entering into this agreement, both you and the Company are waiving the right to a jury trial of such disputes or claims.
We are pleased you have decided to become part of the PCTEL team. We ask that you sign and return a copy of this letter confirming that you understand and agree to the terms of employment stated above. Upon your acceptance, the terms described in this letter, together with the Proprietary Information and Inventions Agreement and the other agreements specifically referenced herein, constitute the complete and entire employment agreement between us, and supersedes all prior or contemporaneous agreements or promises that may have been made. Any additions or modifications of these terms must be in writing and signed by you and Diane DiGangi, and specifically identify this Agreement and any term that the parties have agreed should be changed.
471 Brighton Drive Bloomingdale, Illinois 60108 / Tel: +1-630-372-6800 / Fax: +1-630-339-2001 / www.pctel.com
PCTEL Inc. © 2005

Exhibit 10.61

Should you have any question, please contact me at 630-339-2059.

Sincerely,	Acknowledged and Agreed to,

/s/ Diane DiGangi	/s/ Robert Suastegui

Diane DiGangi	Robert Suastegui
Vice President, Human Resources

May 16, 2007	May 16, 2007

Date	Date

June 4, 2007

Start Date
Enclosures:
I9, Proprietary Information and Inventions Agreement
471 Brighton Drive Bloomingdale, Illinois 60108 / Tel: +1-630-372-6800 / Fax: +1-630-339-2001 / www.pctel.com
PCTEL Inc. © 2005